EXHIBIT 2

TRANSACTIONS

Exhibit 2 to Schedule 13D (Amendment No. 8) filed on December 18, 2015 by the Reporting Persons (“Prior Exhibit 2”) is incorporated herein by reference.  Together with Prior Exhibit 2, the following table sets forth all transactions with respect to Shares effected in the last sixty days by the Reporting Persons on behalf of the Reporting Persons in respect of the Shares, inclusive of any transactions effected through 4:00 p.m., New York City time, on February 5, 2016.  Except as noted, all such transactions were purchases or sales of Shares effected in the open market, and the table includes commissions paid in per share prices.

Transaction Date	Reporting Person Effecting Transaction	Buy/Sell or Other Acquisition/Disposition	Quantity	Price

12/21/2015	40 North Latitude Master Fund Ltd.	Buy	70,314	45.23
12/22/2015	40 North Latitude Master Fund Ltd.	Buy	90,367	44.25
12/22/2015	40 North Latitude Master Fund Ltd.	Buy	5,015	44.70
12/22/2015	40 North Latitude Master Fund Ltd.	Buy	1,000	44.50
12/23/2015	40 North Latitude Master Fund Ltd.	Buy	301	45.01
01/15/2016	40 North Latitude Master Fund Ltd.	Buy*	71,000	45.01

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*On January 15, 2016, 40 North Master Latitude Fund Ltd. acquired 71,000 Shares pursuant to counterparty exercise of sold listed American-style put options.  This sale of put options was previously reported in Item 6 of the Schedule 13D/A filed by the Reporting Persons on December 18, 2015.